Exhibit 2.1

FIRST AMENDMENT TO

STOCK PURCHASE AGREEMENT

between

LIFEMD, INC.,

and

CLEARED TECHNOLOGIES, PBC,

and

THE SELLERS LISTED ON SCHEDULE 1 OF THE AGREEMENT

This FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT (the “Amendment”) is made effective as of February 4, 2023 (the “Effective Date”), between the Sellers identified on Schedule 1 of the Agreement (as defined below) (the “Sellers”) and LifeMD, Inc., a Delaware corporation (“Buyer”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Stock Purchase Agreement, dated January 11, 2022, by and among the Sellers and the Buyer therein (the “Agreement”).

RECITALS

WHEREAS, Sellers and Buyer (together, the “Parties”, and each, a “Party”) entered into a certain Agreement pursuant to which Sellers sold to Buyer, and Buyer purchased from Sellers, the Shares, subject to the terms and conditions set forth therein;

WHEREAS, Sellers and Buyer believe it to be in their respective best interest to amend the Agreement; and

WHEREAS, Sellers and Buyer desire to amend the Agreement as set forth herein;

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	Amendment to Stock Purchase Agreement.

a. Section 2 of the Agreement, Purchase and Sale, is hereby amended and restated in its entirety to read:

“Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein and the Amendment, at the Closing, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the Shares.

Section 2.02 Purchase Price. The aggregate purchase price for the Shares shall be $3,670,000, (the “Purchase Price”), consisting of (a) $460,000 to be paid at Closing (the “Initial Payment”), (b) $3,210,000 payable in quarterly installments in accordance with the schedule below:

(a)	$642,000 payable on or before February 6, 2023;
(b)	$642,000 payable on or before April 17, 2023;
(c)	$642,000 payable on or before July 17, 2023;
(d)	$642,000 payable on or before October 16, 2023; and
(e)	$642,000 payable on or before January 15, 2024.

Section 2.03 Satisfaction of the Purchase Price. All payments made by Buyer to Sellers hereunder shall be made either by:

(a)	effecting a wire transfer of immediately available funds to the account(s) designated by the Seller Representative;

(b)	issuing to the Seller Representative, to the account(s) designated by the Seller Representative, shares of common stock of the Buyer, which shall not be subject to any contractual lock-up arrangement beyond what is required by law or described in Section 2.02, and when issued and delivered in accordance with the terms hereof, shall be free and clear of liens, encumbrances, security interests, and other claims of third parties (the “Buyer Shares”), having a deemed value calculated based on the volume weighted average price of the Buyer Shares on the Nasdaq Capital Market (or another stock exchange, if the Buyer Shares are no longer listed on the Nasdaq Capital Market) for the 20 trading days immediately preceding the fifth day before the date of such payment (the “Equity Consideration”); or

(c)	any combination of immediately available funds or Buyer Shares (valued in accordance with Section 2.03(b) above), as determined by the Buyer in its sole discretion.

To the extent any of the above payments are made by issuing Buyer Shares, the timing requirement associated with such payment shall be satisfied by the Buyer issuing an instruction to Buyer’s transfer agent to issue the applicable number of Buyer Shares to the Seller Representative, understanding that the transfer agent will require information from the Seller Representative, including, by way of example, address and tax identification number, before such shares are actually issued. Sellers hereby acknowledge and agree that any issuance of Buyer Shares pursuant to this Section 2.03 shall be issued by Buyer to the Seller Representative, and not to the Sellers, and such issuance to the Seller Representative shall fulfill the payment obligations of Buyer herein.

Section 2.04 Acceleration. Upon default in the payment or performance of any portion of the Purchase Price of Buyer to Sellers resulting from Buyer’s negligence or intentional misconduct, or upon the occurrence of any other material default by Buyer under this Amendment, all or any portion of the Purchase Price of Buyer to Sellers, whether due or not, that remains unpaid, shall at Sellers’ option expressed in writing by Sellers’ Representative become immediately due and payable. Notwithstanding the foregoing, Sellers shall not be entitled to acceleration as a result of any delay or failure to perform hereunder, which delay or failure is due to a failure by Sellers to cooperate, including by failing to provide information necessary to facilitate payment, whether in the form of cash or Buyer Shares.

Section 2.05 Withholding Tax. Buyer and the Company shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer and the Company may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Sellers hereunder.

b. Section 8.02 of the Agreement, Indemnification By Sellers, is hereby amended and restated in its entirety to read:

“Section 8.02 Indemnification By Sellers. Subject to the other terms and conditions of this ARTICLE VIII, each Seller shall, jointly and severally, indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of the representations or warranties of any Seller contained in Section 3.01 and 3.03 as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date.”

c. Section 3 of the Agreement, Representations and Warranties of the Seller, other than Sections 3.01 and 3.03 is hereby removed in its entirety.

d. Section 4 of the Agreement, Representations and Warranties of Buyer, other than Sections 4.01 and 4.04 is hereby removed in its entirety.

e.	Section 7 of the Agreement, Conditions to Closing, is hereby removed in its entirety.

f.	Section 5.12(b) shall be amended and restated in its entirety to read as follows:

(b) Following the Closing, Buyer shall use commercially reasonable efforts to maintain available liquidity so as to be able to make the payments due hereunder at the times they become due.

g.	For purposes of clarity, Buyer and Sellers hereby agree that Buyer shall not deliver any payment to the Escrow Agent as an Indemnification Escrow Fund, and all obligations in the Agreement relating to the Indemnification Escrow Fund, or the Indemnification Escrow Amount, or any payments or disbursements therefrom, are hereby null and void.

2.	Mutual Release.

(a) In consideration of the covenants, agreements and undertakings of the Parties under this Amendment, each Party, on behalf of itself and its respective present and former parents, subsidiaries, affiliates, officers, directors, shareholders, members, successors, and assigns (collectively, “Releasors”) hereby releases, waives, and forever discharges the other Party and its respective present and former, direct and indirect, parents, subsidiaries, affiliates, employees, officers, directors, shareholders, members, agents, representatives, permitted successors, and permitted assigns (collectively, “Releasees”) of and from any and all actions, causes of action, suits, losses, liabilities, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, liens, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law, admiralty, or equity, including any and all claims that may arise from the representations or warranties made under the Agreement, any assertions of breach of the Agreement, and any claims of indemnification under the Agreement (collectively, “Claims”), which any of such Releasors ever had, now have, or hereafter can, shall, or may have against any of such Releasees for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time through the date of this Amendment arising out of or relating to the Indemnification Escrow Fund, the Escrow Agreement, any breaches (or alleged breaches) by Buyer on or before the date hereof relating to the Agreement or any breaches (or alleged breaches) by Sellers described in the Claim Letter attached hereto as Exhibit A (the “Claim Letter”) or arising out of or relating to the Agreement; provided, however, that such release shall not apply to any Claims related to the Sellers’ representations and warranties set forth in Section 3.01 and 3.03 of the Agreement or Buyer’s representations and warranties set forth in Section 4.01 and 4.04 of the Agreement.

(b) Each Releasor understands that it may later discover Claims or facts that may be different from, or in addition to, those that it or any other Releasor now knows or believes to exist regarding the subject matter of the release contained in this Section 2, and which, if known at the time of signing this Amendment, may have materially affected this Amendment and such Party’s decision to enter into it and grant the release contained in this Section 2. Nevertheless, the Releasors intend to fully, finally and forever settle and release all Claims that now exist, may exist, or previously existed, as set out in the release contained in this Section 2, whether known or unknown, foreseen or unforeseen, or suspected or unsuspected, and the release given herein is and will remain in effect as a complete release, notwithstanding the discovery or existence of such additional or different facts. The Releasors hereby waive any right or Claims that might arise as a result of such different or additional Claims or facts. The Releasors expressly, knowingly and intentionally waive any and all rights, benefits and protections of any state or federal statute or common law principle limiting the scope of a general release.

(c) Except for any Claims related to the Sellers’ representations and warranties set forth in Section 3.01 and 3.03 of the Agreement, Sellers shall not have any personal liability whatsoever to the Buyer under the Agreement, this Amendment, or any other document delivered in connection with the transaction and shall not be obligated to indemnify or hold harmless Buyer, or its affiliates, officers, directors, managers, employees, agents or other representatives from or against any cost, loss, expense, damage or liability.

3. Bankruptcy. In the event (a) Buyer files for bankruptcy, whether voluntary or involuntary, or (b) any court of competent jurisdiction or governmental or regulatory authority asserting jurisdiction over the subject matter hereof or the Parties hereto enters a final order, judgment, or other finding that the payment of all or any part of the payment constitutes a voidable or preferential transfer, such payment constitutes an improper or disproportionate payment, or the payment is otherwise in violation of law or subject to a claim of preference, then Sellers may in their sole discretion, but subject to any limits provided for in the Bankruptcy Code found in Title 11 of the United States Code, in addition to any other remedy provided by law, equity, statute or contract, enforce this Amendment according to its express terms and conditions.

4. Governing Document. In the case of any inconsistency between the provisions of the Agreement and this Amendment, the provisions of this Amendment shall govern and control. All terms and conditions of the Agreement not specifically amended, altered or deleted in this Amendment shall remain in full force and effect.

5. Time of the Essence. Time is of the essence of this Amendment and the provisions contained herein.

6. Expenses. Within five (5) business days of the Effective Date, Buyer shall reimburse Cleared Technologies Administrator, LLC ten thousand dollars (US$10,000.00) for its legal expenses associated with the administration of the purchase price.

7.	Miscellaneous.

(a)	Any notices, requests, consents, claims, demands, waivers, summons, or other legal process, or similar types of communications hereunder (each, a “Notice”) must be addressed and sent as set forth in the Agreement.

(b)	This Amendment and all matters arising out of or relating to the Agreement and this Amendment are governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflict of laws provisions of such State. Any legal suit, action or proceeding arising out of or relating to this Amendment must be instituted in the federal courts of the United States of America or the courts of the State of New York, in each case located in the city of New York, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. Service of process, summons, notice, or other document by certified mail in accordance with Section 7(a) will be effective service of process for any suit, action or other proceeding brought in any such court.

(c)	This Amendment, and each of the terms and provisions hereof, may only be amended, modified, waived, or supplemented by an agreement in writing signed by each Party.

(d)	Neither Party may assign, transfer, or delegate any or all of its rights or obligations under this Amendment without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that either Party may assign this Amendment to an affiliate, a successor-in-interest by consolidation, merger or operation of law or to a purchaser of all or substantially all of the Party’s assets. No assignment will relieve the assigning party of any of its obligations hereunder. Any attempted assignment, transfer, or other conveyance in violation of the foregoing will be null and void. This Amendment will inure to the benefit of and be binding on each of the Parties and each of their respective permitted successors and permitted assigns.

(e)	This Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitutes one and the same agreement. Delivery of an executed counterpart of this Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment.

(f)	For purposes of this Amendment, (i) the words “include,” “includes” and “including” are deemed to be followed by the words “without limitation”; (ii) the word “or” is not exclusive; (iii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Amendment as a whole; (iv) words denoting the singular have a comparable meaning when used in the plural, and vice-versa; and (v) words denoting any gender include all genders. The Parties drafted this Amendment without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

(g)	The headings in this Amendment are for reference only and do not affect the interpretation of this Amendment.

(h)	Each of the Parties shall, and shall cause its respective affiliates to, from time to time at the request and sole expense of the other Party, without any additional consideration, furnish the other Party such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be reasonably necessary in the opinion of counsel to the requesting party to carry out the provisions of this Amendment and give effect to the transactions contemplated hereby and thereby.

(i)	This Amendment is the sole and entire agreement of the Parties regarding the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, regarding such subject matter.

(j)	Except as expressly set out in the second sentence of this Section 7(j), Amendment benefits solely the Parties hereto and their respective permitted successors and permitted assigns, and nothing in this Amendment, express or implied, confers on any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Amendment. The Parties hereby designate all Releasees as third-party beneficiaries of Section 2 having the right to enforce such Sections.

(k)	Each Party acknowledges that such Party has had the right to seek the advice of independent legal counsel prior to the execution of the Agreement and this Amendment. By executing this Amendment, each Party warrants and represents to each other Party that (i) the executing Party has consulted with an attorney of the executing Party’s choice prior to the execution of this Agreement, to the extent such Party chose to do so, and (ii) the executing Party understands each and every term and provision of the Agreement and this Amendment without explanation by any other Party. Each Party warrants and represents that such Party is under no duress or other coercion to sign this Agreement and that such Party is signing this Agreement of such Party’s own free will. Each Party further acknowledges that Telos Arete, P.C. (the “Company Law Firm”), counsel for Cleared Technologies Administrator, LLC, a Delaware limited liability company does not represent any Sellers or other parties to the Agreement.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

LIFEMD, INC.

By:
Name:	Alex Mironov
Title:	President

[signatures continued on following pages]

SELLER (if individual):		SELLER (if entity):

[Entity Name]

By:		By:
Name:	[Print]	Name:	[Print]
Title:

Seller Information for Equity Consideration:		Seller Information for Equity Consideration:

Name:		Name:
Address:		Attn:
City:		City:
State:	Zip:	State:	Zip:
Email:		Email:
SSN:	______ - ____ - ________	Tax ID: ____ - ______________

[signatures continued on following pages]

Exhibit A

Claim Letter